Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of IRIS International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501 and 333-127952) and Forms S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393 and 333-118577) of our reports dated March 3, 2006, relating to the consolidated financial statements and the effectiveness of IRIS International, Inc.’s internal control over financial reporting , which appear in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Los Angeles, California

March 14, 2006